EXHIBIT 4.2  Standard Subscription Agreement for Bonus Shares


                              Investment Letter

Aztek, Inc.
Suite #5 - 246 Lawrence Avenue
Kelowna, B.C.
V1Y 6L3

Dear Sirs:

In connection with the acquisition by the undersigned of ____________________ (_________) shares as Bonus of Common Stock (the "Bonus Shares") of Aztek, Inc. a Nevada corporation ("Aztek" or the "Company"), at a price of US$0.01 per share, from the Company, the undersigned hereby covenants, represents and warrants to you that:

1. The undersigned is acquiring the Bonus Shares in good faith for the purpose of an investment in the Company and not for the purpose of distributing or publicly selling the Bonus Shares to others, reselling, assigning, pledging or hypothecating the Bonus Shares; or dividing his participation with others in the Shares or any portion thereof except as described herein.

2. As of the date of this letter, the undersigned is not aware of any particular occasion, event or circumstance upon the occurrence or happening of which he or she intends to sell the Bonus Shares except as described herein.

3. The Bonus Shares are being acquired by the undersigned for his or her own account and there is a present arrangement or agreement for the possible transfer of the Bonus Shares to other persons employed by the Company.

4. The Shares covered by the above covenants, warranties and representations shall also include any securities into which the above Bonus Shares may become converted, subdivided, or split up, in connection with a merger, re-classification, recapitalization or reorganization of the Company.

5. The undersigned further acknowledges that he is familiar with the operations of the Company; that he has received information of the Company, that he is capable of evaluating the merits and risks of the prospective investment; and that he has had the opportunity to ask questions and receive answers concerning the terms and conditions of the issuance of the Shares.

6. The undersigned understands that he or she will issue a cheque for the full amount of the purchase price of the Bonus Shares of Common Stock purchased, payable to the order of "Aztek, Inc." This investment letter must be executed and delivered to Aztek, Inc., Suite #5 - 246 Lawrence Avenue, Kelowna, B.C. V1Y 6L3.

7. The undersigned understands and agrees that the Bonus Shares shall be released to a maximum number of 20% per year of the original number of Bonus Shares purchased. The undersigned also understands that the Bonus Shares shall only be released only if the Company accumulates the working capital per annum as follows:
Year one:   $0.05 per share of working capital
Year two:   $0.10 per share of working capital
Year three: $0.20 per share of working capital
Year four:  $0.30 per share of working capital
Year five:  $0.40 per share of working capital

8. The undersigned acknowledges and agrees that any Bonus Shares not released to the undersigned within five (5) years from the date of this letter shall be returned to the Company for cancellation.

9. The undersigned acknowledges and agrees that in the event that he or she ceases to be a director officer or employee of the Company, based on the board of directors recommendations or for any other reason, the balance remaining of the Bonus Shares not so released to the undersigned shall be transferred to a new director, officer or employee. The undersigned hereby authorizes the Company to transfer or assign the balance of Bonus Shares remaining in the undersigned's account to a new director of the Company. The new beneficial holder of the Bonus Shares shall cause to be paid to the undersigned US$0.01 for each share transferred or assigned together with 6% interest effective on the day of approval by the Company of the share transfer or assignment.

10. The undersigned agrees to indemnify the Company against, and hold it harmles s from, all losses, liabilities, costs and expenses (including reasonable attorney's fees) which arise as a result of a sale, exchange or other transfer of the Shares other than as permitted hereunder.


Yours truly,

By: ____________________________________

________________________________________
Address

Date____________________________________

Telephone No.____________________________


Accepted this ______ day of ________________________, 1998.

AZTEK, INC.

Per:____________________________________